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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )

                            REPTRON ELECTRONICS, INC.
                -------------------------------------------------
                                (Name of Issuer)

                           $.01 par value Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   76026W 10 9
                                 --------------
                                 (CUSIP Number)

                                December 31, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 [ ]      Rule 13d-1(b)

                 [ ]      Rule 13d-1(c)

                 [X]      Rule 13d-1(d)








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CUSIP No. 76026W 10 9                                                Page 2 of 5


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      1        NAME OF REPORTING PERSON

                    Paul J. Plante

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                      (b) [ ]

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      3        SEC USE ONLY


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      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.

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                             5    SOLE VOTING POWER
        NUMBER OF
          SHARES                  364,500
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY            6    SHARED VOTING POWER
           EACH
        REPORTING                 4,105
          PERSON             ---------------------------------------------------
           WITH              7    SOLE DISPOSITIVE POWER

                                  364,500
                             ---------------------------------------------------
                             8    SHARED DISPOSITIVE POWER


                                  4,105
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     368,605

--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*
                                                                           [ ]

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     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.5%

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     12        TYPE OF REPORTING PERSON*

                    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT.


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CUSIP No. 76026W 10 9                                                Page 3 of 5


Item 1.      (a)  Name of Issuer:           Reptron Electronics, Inc.

Item 1.      (b)  Address of Issuer's Principal Executive Offices:

                           14401 McCormick Drive, Tampa, Florida 33626

Item 2.      (a)  Name of Person Filing:         Paul J. Plante

Item 2.      (b)  Address of Principal Business Office or if None, Residence:

                           14401 McCormick Drive, Tampa, Florida 33626

Item 2.      (c)  Citizenship:     USA

Item 2.      (d)  Title of Class of Securities:

                           $.01 par value Common Stock

Item 2.      (e)  Cusip Number: 76026W 10 9

Item 3.      Statements filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c),
             check whether the Person filing is a:      Not applicable.

            (a) [ ]   Broker or dealer registered under Section 15 of the
                      Exchange Act.
            (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c) [ ]   Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.
            (d) [ ]   Investment company registered under Section 8 of the
                      Investment Company Act.
            (e) [ ]   An investment adviser in accordance with
                      Rule 13d-1(b)(1)(ii)(E);
            (f) [ ]   An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F);
            (g) [ ]   A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G);
            (h) [ ]   a savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;
            (i) [ ]   A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the
                      Investment Company Act;
            (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.     Ownership

            (a) Amount Beneficially Owned (describe): Of the 368,605 shares reported pursuant to this Schedule 13G; 312,500 shares subject to options that are currently exercisable; 4,105 shares subject to conversion of convertible Debentures held by Mr. Plante's


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CUSIP No. 76026W 10 9                                                Page 4 of 5

                   wife and 52,000 shares are owned directly by Mr. Plante. In addition, Mr Plante has 37,500 shares subject to options that will be exercisable on December 28, 2002, which will increase his beneficial holdings to 5.96%.

            (b) Percent of Class: 5.5%, based on the 6,397,196 outstanding shares reported on the most recently filed Form 10-Q for the quarter ending September 30, 2001. On October 30, 2002 the beneficial ownership will increase to 5.96%.

            (c)    Number of shares as to which such person has:

                   (i)      Sole power to vote or to direct the vote:   364,500
                   (ii)     Shared power to vote or to direct the vote:  4,105
                   (iii)    Sole power to dispose or to direct the
                            disposition of:  364,500
                   (iv)     Shared power to dispose or to direct the
                            disposition of:   4,105

Item 5.      Ownership of Five Percent or Less of a Class:  Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable

Item 8.      Identification and Classification of Members of the Group:

                  Not applicable

Item 9.      Notice of Dissolution of Group:     Not applicable

Item. 10.    Certification (see Rule 13d-1(b) and (c)):  Not applicable




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CUSIP No. 76026W 10 9                                                Page 5 of 5


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Dated: February 13, 2002


                                       /s/ Paul J. Plante
                                       -----------------------------------------
                                       Signature

                                       Paul J. Plante
                                       -----------------------------------------
                                       Name/Title